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                                                                    Exhibit 99.1

TALITY ANNOUNCES POSTPONEMENT OF INITIAL PUBLIC OFFERING

     SAN JOSE, Calif.--October 9, 2000--Tality Corporation -- a subsidiary of Cadence Design Systems, Inc. (NYSE: CDN) -- announced that it has postponed its initial public offering originally planned for the week of October 9, 2000. The company cited market conditions as the reason for delaying the offering.

     "With the volatility of the equity markets over the last thirty days, we felt it prudent to delay the offering," said Bob Wiederhold, president and chief executive officer of Tality. "Our current plan is to wait until the market stabilizes and then reevaluate timing."

ABOUT TALITY

     Tality Corporation, formerly the Electronic Design Services group of Cadence Design Systems, Inc., was recently launched as a separate company. With more than 1000 engineers located in 14 design sites worldwide, the organization is the world's largest independent provider of engineering services and intellectual property for the design of complex electronic systems and integrated circuits. Tality is headquartered at 555 River Oaks Parkway, Building No. 3, San Jose, California 95134.

ABOUT CADENCE

     Cadence is the largest supplier of electronic design automation products, methodology services, and design services used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronics-based products. With approximately 5,100 employees and 1999 annual revenue of $1.1 billion, Cadence has sales offices, design centers, and research facilities around the world. The company is headquartered in San Jose, Calif., and traded on the New York Stock Exchange under the symbol CDN. More information about the company, its products, and its services may be obtained from the World Wide Web at http://www.cadence.com.